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Exhibit 10.6

EDWARDS LIFESCIENCES CORPORATION
EXECUTIVE OPTION PLAN

(As amended and restated through May 14, 2003)

ARTICLE I

Purpose and Effective Date

        1.1.    Purpose.    The purpose of the Plan is to enable Edwards Lifesciences Corporation (the "Company") to attract, retain and reward key employees of the Company and its Affiliates by offering benefits to such individuals through the award of Options.

        1.2.    Effective Date.    The "Effective Date" of the Plan shall be January 1, 2001. The Plan shall remain in effect until terminated in accordance with Article VII.

ARTICLE II

Definitions

        When used in the Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

        2.1.   "Affiliate" means any organization that together with the Company is a member of the same group of related organizations, as determined under Code Sections 414(b), (c), (m) and (o), and any other business, whether or not incorporated, in which the Company owns more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

        2.2.   "Administrative Committee" means the Company's Administrative and Investment Committee, or any successor committee appointed by the Board.

        2.3.   "Board" means the Board of Directors of the Company.

        2.4.   "Cause" means, as determined by the Compensation Committee: (a) the Participant's willful and continued failure to substantially perform his duties with the Company or an Affiliate (other than any such failure resulting from Disability); (b) the Participant's willfully engaging in conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; or (c) the Participant's having been convicted of a felony. For the purposes of this definition of "Cause," no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or an Affiliate.

        2.5.   "Change in Control" means the occurrence of any one of the following events with respect to the Company:

          (a)   any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

          (b)   during any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraphs (a), (c) or (d) of this Section 2.5) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

          (c)   the consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

          (d)   the Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

        2.6.   "Code" means the Internal Revenue Code of 1986, as amended.

        2.7.   "Compensation Committee" means the Company's Compensation and Planning Committee and or successor committee appointed by the Board.

        2.8.   "Disabled" or "Disability" means that the Participant is eligible for benefits under the long-term disability plan maintained by the Company or, if no such plan is maintained, "Disability" shall be determined by the Compensation Committee. A Participant shall not be considered Disabled unless the Compensation Committee determines that the Disability arose prior to such Participant's Termination Date.

        2.9.   "Eligible Individual" means an individual who is employed as a corporate officer of the Company and who is a U.S. employee or a U.S. expatriate. In addition, "Eligible Individual" means any other key employee of the Company or an Affiliate who is designated as an Eligible Individual by the Chief Executive Officer of the Company with the concurrence of the Compensation Committee.

        2.10.   "Employer Stock" means common stock of the Company.

        2.11.   "Fair Market Value" means, as of any date, with respect to a Mutual Fund Share, the closing net asset value of the applicable Mutual Fund Share, as reported in the Wall Street Journal (or other source of general publication selected by the Compensation Committee) for such date. However, if such date is not a business day, then Fair Market Value shall be determined based on the closing net asset value of such Mutual Fund Share on the most recent preceding business day. "Fair Market Value" means, as of any date, with respect to a share of Employer Stock, the closing sale price on the principal securities exchange on which such shares are traded on the last previous day on which a sale was reported.

        2.12.   "Grant Date" means the date specified by the Compensation Committee as of which an Option is awarded to a Participant.

        2.13.   "Immediate Family" means the Participant's spouse, children, stepchildren, sisters, brothers and grandchildren.

        2.14.   "Mutual Fund Share" means a share of an investment company registered under the Investment Company Act of 1940, as amended.

        2.15.   "Option" means the right to purchase from the Company designated Mutual Fund Shares or Employer Stock at a specified price, subject to the terms and conditions specified by the Compensation Committee.

        2.16.   "Participant" means an Eligible Individual who is granted an Option under the Plan pursuant to Article V. However, the grant to an Eligible Employee subject to the reporting requirements of Section 16 of the Exchange Act of an Option to purchase shares of Employer Stock must be approved by the Compensation Committee.

        2.17.   "Plan" means the Edwards Lifesciences Corporation Executive Option Plan, as amended from time to time.

        2.18.   "Retirement" means, unless otherwise defined in the applicable Option Agreement, any termination of a Participant's employment after age fifty-five (55) other than due to death, Disability or Cause, provided that such Participant has at least a combined ten (10) years of service with the Company and Baxter International Inc. A Participant's number of years of service with the Company and Baxter International Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Participant's original date of hire as an employee or contractor with the Company or Baxter International Inc. to the Participant's date of employment termination. Employment or service with Baxter International Inc. shall be included for purposes of determining qualification for Retirement only to the extent that such employment or service immediately, and without any break, precedes employment or service with the Company.

        2.19.   "Shares" means either Mutual Fund Shares or shares of Employer Stock with respect to which an Option is granted. Shares subject to purchase under the Plan will be acquired by the Company in the open market.

        2.20.   "Termination Date" means the date the Participant both ceases to be an employee of the Company and its Affiliates and ceases to perform material services for the Company and its Affiliates, including, but not limited to, advisory or consulting services or services as a member of the Board.

ARTICLE III

Administration

        3.1.    Authority of Compensation Committee.    The Compensation Committee shall have the authority to construe and interpret the Plan; to establish, amend or waive rules and regulations for its administration; to select the Shares that will be subject to the Options, and to accelerate the exercisability of any Option or the termination of any restriction under any Option. Options may be subject to such provisions as the Compensation Committee shall deem advisable, and may be amended by the Compensation Committee from time to time. Notwithstanding the foregoing, the Compensation Committee may delegate its power and authority under the Plan to the Administrative Committee; provided, however, the Compensation Committee may not delegate its power and authority with respect to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Option award to such officer or other person. The Board may exercise any power or authority granted to the Compensation Committee or the Administrative Committee hereunder.

        3.2.    Powers of the Compensation Committee.    The Compensation Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Compensation Committee also may choose to delegate to one or more individuals, who may be employees of the Company (or of one or more Affiliates), the implementation or administration of matters decided with respect to the Plan by the Compensation Committee under Section 3.1.

        3.3.    Indemnification.    No member of the Board or the Compensation Committee (including any employee of the Company and its Affiliates to whom the Compensation Committee delegates implementation or administrative responsibility under Section 3.2) shall be liable for any action or determination made in good faith with respect to the Plan or any Option awarded under it. To the maximum extent permitted by applicable law, each such member shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members may have as employees of the Company, as members of the Board or under the bylaws of the Company.

ARTICLE IV

Property Subject to Option

        4.1    Property Subject to Option.    The Compensation Committee, in its sole discretion, shall designate the type of Shares with respect to which Options may be granted under the Plan. Subject to adjustment for certain changes in the Company's capitalization as described below, the number of Shares of Employer Stock reserved for delivery to Participants under the Plan shall be ninety-five thousand (95,000) Shares. In the event of the termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any Option to purchase Shares of Employer Stock granted under the Plan, that number of Shares of Employer Stock that was subject to the Option (or, if the entire Option is not terminated, that portion of the Option that was terminated) shall again be available for grant as an Option under the Plan. The following Shares of Employer Stock shall not be available for reissuance under the Plan: (i) Shares of Employer Stock that are withheld from any Option in payment of the Option exercise price or to satisfy tax withholding obligations, (ii) Shares of Employer Stock which are surrendered to fulfill tax obligations incurred under the Plan and (iii) Shares of Employer Stock which are surrendered in payment of the of the Option exercise price upon exercise of an Option.

        In the event of any change in corporate capitalization of an issuer of the Shares, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the applicable issuer of the Shares, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the issuer of the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under this Section 4.1, in the number and class of and/or price of Shares subject to outstanding Options granted under the Plan, as shall be determined to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Options shall always be a whole number. In a stock-for-stock acquisition of the Company, the Compensation Committee may, in its sole discretion, substitute securities of another issuer for any Shares of Employer Stock subject to outstanding Options.

        4.2.    Dividends and Distributions.    In the event that a dividend or distribution is paid with respect to a Share subject to an outstanding Option, the Compensation Committee shall reinvest such dividend or distribution in additional Shares of the same or similar type. Any property acquired through reinvestment of dividends or distributions will be subject to a new Option granted to the Participant as soon as administratively feasible following the close of the calendar quarter in which such dividend or distribution is received. Such new Option shall be subject to the same terms, including vesting, as the Option pursuant to which the dividend or distribution was received.

        4.3.    Substitution of Option Property.    The Compensation Committee, in its sole discretion, may substitute Shares with an equal Fair Market Value for any Shares subject to an outstanding Option.

ARTICLE V

Option Awards

        5.1.    Awards.    The Compensation Committee shall determine the type and number of Shares that shall be subject to each Option granted under the Plan, and the Grant Date with respect to each such Option.

        5.2.    Terms and Conditions of Options.    Each Option granted under the Plan shall be subject to the following terms and conditions, and such other terms and conditions as the Compensation Committee deems appropriate.

          (a)    Vesting of Options.    Exercise of an Option is contingent on satisfaction of the vesting conditions, if any, established by the Compensation Committee with respect to such Option at the time of grant. Such conditions may include, but are not limited to, completion of a specified period of service or achievement of performance goals. Unless the Compensation Committee determines otherwise, Options shall become fully vested and exercisable upon death or Disability of the Participant or a Change in Control of the Company. Options shall also become fully vested upon the Participant's Retirement, although in such an event, Options may not be exercised prior to the date the Options would have otherwise been exercisable had the Participant not terminated employment.

          (b)    Expiration Date.    Unless the Compensation Committee determines otherwise, Options awarded under the Plan shall expire and no longer be exercisable on the earliest to occur of:

    (i)
    The ten (10)- year anniversary of the Grant Date;

    (ii)
    If the Participant's Termination Date occurs for any reason other than death, Disability, Retirement or Cause, the date which is ninety (90) days after such Termination Date;

    (iii)
    If the Participant's Termination Date occurs for reasons of Cause, such Termination Date;

    (iv)
    If the Participant's Termination Date occurs by reason of Retirement, the date which is five years after such Termination Date (or, if later, the date which is sixty (60) days after the date the Option becomes exercisable under paragraph (a) next above); or

    (v)
    If the Participant's Termination Date occurs by reason of death or Disability, the date that is one year after such Termination Date.

  Unless the Compensation Committee determines otherwise, any portion of an Option which is not exercisable on the Participant's Termination Date for any reason shall expire on such Termination Date and may not thereafter be exercised.

          (c)    Election to Forego Other Compensation.    As a condition of receiving an Option, the Compensation Committee may require that the Participant forego future or deferred compensation. In such an event, unless the Compensation Committee determines otherwise, in addition to such other terms and conditions as the Compensation Committee shall impose, the following rules shall apply:

    (i)
    Any such election shall be made at the time and in the form specified by the Compensation Committee.

    (ii)
    The exercise price of the Shares subject to the Option shall be equal to twenty-five percent (25%) of the Fair Market Value of such Shares on the Grant Date, plus an additional amount to reflect the Company's cost of capital on the optioned property net of any foregone compensation during the period from the Grant Date until the exercise date. As soon as practicable after the end of each calendar quarter, the Company's Chief Financial Officer shall determine the cost of capital that shall be used to adjust the exercise price for the next following quarter. Such information shall be provided to Participants in writing as soon as practicable thereafter. Notwithstanding the foregoing, if the Shares underlying the Option are Employer Stock, the cost of capital rate for the entire period that the Option is outstanding shall be the rate in effect on the date the Option is granted. The Chief Financial Officer's determination with respect to the additional amount to be added to the exercise price of any Option with respect to the Company's cost of capital shall be final and binding on all persons.

    (iii)
    The difference between the Fair Market Value of the Shares subject to the Option on the Grant Date and the Grant Date exercise price thereof shall equal the amount of the foregone compensation. The type of Shares subject to Option shall be determined by the Compensation Committee.

    (iv)
    In the case of an Option granted pursuant to foregone compensation, (A) if the Option is granted prior to the date such compensation would have otherwise been payable, the Option shall vest on the date the foregone compensation would have otherwise been payable, and (B) if the Option is granted on or after the date such compensation would have otherwise been payable, the Option shall be fully vested on the Grant Date.

    (v)
    The minimum amount of compensation that a Participant may forego as a condition of receiving an Option shall be five percent (5%) of annual compensation.

          (d)    Exercise Price.    If the price of the Shares subject to an Option is not determined under paragraph (c)(ii) next above, then it shall be determined by the Compensation Committee at the time the Option is granted.

          (e)    Other Terms.    Options granted under the Plan may also be subject to such other provisions (whether or not applicable to any other Options granted under the Plan) as the Compensation Committee determines appropriate, including without limitation, provisions for the forfeiture of, or restrictions on disposition of, Shares acquired under any Option, provisions for the acceleration of exercisability or vesting of Options, provisions relating to restrictions on competitive activity, or provisions to comply with Federal and state securities laws, or understandings or conditions as to the Participant's employment in addition to those specifically provided for under the Plan.

        5.3.    Exercise of Options.    An Option may be exercised by filing a written notice with the Compensation Committee. Such notice shall identify the Option to be exercised and must be accompanied by payment of the exercise price and applicable withholding taxes. Such payment may be paid in cash or by check or in any other manner then permitted by the Compensation Committee. An Option may be exercised in part provided that the Compensation Committee shall have the right to impose a reasonable minimum value on an exercise for administrative reasons. If a Participant terminates employment prior to the date an Option is fully exercisable, then the Option, to the extent exercisable on the Termination Date, may be exercised during the applicable period set forth in Section 5.2(b). Notwithstanding any provision of the Plan to the contrary, in no event may an Option be exercised prior to the six (6) month anniversary of its Grant Date; provided, however, that in accordance with Section 5.2(a), this six (6) month restriction shall not apply upon death or Disability of the Participant or a Change in Control of the Company, nor shall it apply after a Participant's Termination Date if such Termination Date occurs for any reason other than Retirement or Cause.

        5.4.    Delivery of Shares.    As soon as practicable following the exercise of an Option and payment of the exercise price and applicable taxes, the Company shall deliver the Shares subject to the Option to the Participant.

        5.5.    Designation of Beneficiary.    At the time an Option is first awarded to a Participant under the Plan, the Compensation Committee will provide the Participant with a beneficiary designation form. A Participant may designate one or more beneficiaries and successor beneficiaries. A Participant may change his or her beneficiary designation at any time by filing a new beneficiary designation form with the Compensation Committee. The consent of a Participant's current beneficiary is not required for a change of beneficiary.

        If the Participant dies without having designated a beneficiary, or the Participant's designated beneficiary predeceases such Participant, the beneficiary shall be the Participant's spouse if the Participant is married on the date of death or, if the Participant is unmarried, the beneficiary shall be Participant's estate. No beneficiary has any rights under the Plan except as provided under the terms hereof.

ARTICLE VI

General Provisions

        6.1.    No Contract of Employment.    The Plan does not constitute a contract of employment, and selection as a Participant will not give any individual the right to be retained in the service of the Company as an employee, director, advisor or otherwise, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

        6.2.    Rights to Option Property.    No Option under the Plan shall confer upon the holder thereof any right as a shareholder or owner of the Shares subject to the Option prior to the date on which shares are transferred to such holder.

        6.3.    Limitations on Distributions.    Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable securities and other laws.

        6.4.    Withholding of Taxes.    All distributions and payments under the Plan are subject to the withholding of all applicable taxes.

        6.5.    Non-Transferability.    Options granted under the Plan are not transferable; provided, however, outstanding Options may be transferred to the Participant's beneficiary (as described in Section 5.5) following the Participant's death. To the extent that a Participant who receives an Option under the Plan has the right to exercise such Option, the Option may be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing provisions of this Section 6.5, the Compensation Committee, in its sole discretion, may permit the Participant to transfer the Option to a member of the Participant's Immediate Family or to a trust for the primary benefit of the Participant or his or her Immediate Family, subject to such rules and limitations as the Compensation Committee may establish.

        6.6.    Successors.    All obligations of the Company under the Plan and with respect to Options granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

        6.7.    Funding.    The Company, in its sole discretion, may establish a trust, the assets of which are subject to the Company's general creditors, for the purpose of holding Shares or other assets to assist it in meeting its obligations under the Plan. The Company's obligations under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from any such trust.

        6.8.    Governing Law.    The Plan, and all agreements under the Plan, shall be construed in accordance with and governed by the laws of the State of Delaware.

        6.9.    Agreement with the Company.    At the time an Option is granted to a Participant under the Plan, the Compensation Committee may require a Participant to enter into an agreement with the Company in a form specified by the Compensation Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions not inconsistent with the Plan as the Compensation Committee, in its sole discretion, may prescribe.

ARTICLE VII

Amendment and Termination

        The Compensation Committee may at any time amend or terminate the Plan, provided that no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under any Option granted under the Plan prior to the date such amendment or termination is adopted. However, in no event may an Option be granted under the Plan on or after April 1, 2013.

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EDWARDS LIFESCIENCES CORPORATION EXECUTIVE OPTION PLAN